Exhibit 99.3
February 5, 2009
Mr. Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America, Trustee
Williams Coal Seam Gas Royalty Trust
901 Main Street, Suite 1700
Dallas, TX 75202

Re:	Williams Coal Seam Gas Royalty Trust
Proved Reserves and Future Net Revenues
As of December 31, 2008
Dear Mr. Hooper:
     At your request, we estimated the proved reserves and projected the future net revenues from the gas reserves in the Fruitland Coal Formation that are attributable to the subject interests of the Williams Coal Seam Gas Royalty Trust (WTU). These interests consist of net profits interests in natural gas properties located in the San Juan Basin in Colorado and New Mexico.
     A summary of the estimates as of December 31, 2008 for the Underlying Properties and Royalty Interests (net to WTU) is as follows:

	Net Gas	Future Net	Present Value
	Reserves,	Revenues,	at 10 Percent
	MMcf	M$	Per Annum, M$
The Underlying Properties
Proved Developed	59,860	120,253	93,084
Proved Undeveloped	4,135	3,858	1,507

Total Proved	63,995	124,111	94,591
The Royalty Interests (Net to WTU)
Proved Developed	12,625	28,115	18,943
Proved Undeveloped	96	290	122

Total Proved	12,721	28,405	19,065
     Proved reserves were estimated in accordance with the definitions contained in Securities and Exchange Commission (SEC) Regulation S-X, Rule 4-10(a) as shown in the Appendix.
     In order to estimate the reserves to WTU, it was necessary to estimate the reserves attributable to (1) the Underlying Properties, which are certain working interest properties (Working Interest Properties), and net profits interests properties (Farmout Properties) that are managed by Williams Production Company (WPC) and (2) the Royalty Interests, the variable net revenue interest conveyed to WTU by WPC. WTU receives a Specified Percentage of Net Proceeds from gas produced and sold from the Working Interest Properties and from the revenue stream of the Farmout Properties. Currently, for 320-acre spaced wells in the Working Interest Properties and all wells in the Farmout Properties, the percentage of net proceeds is 60 percent.
Two Houston Center • 909 Fannin Street, Suite 1300 • Houston, Texas 77010
Telephone 713-651-9455 • Telefax 713-654-9914 • e-mail: mail@millerandlents.com

Mr. Ron E. Hooper	February 5, 2009
U.S. Trust, Bank of America, Trustee	Page 2
Williams Coal Seam Gas Royalty Trust
     For the Working Interest Properties, neither overhead costs (beyond the standard overhead charges for the non-operated properties) nor the effects of depreciation, depletion, and Federal Income Tax have been included. Net Proceeds is defined as revenues derived from the sale of Working Interest Properties gas volumes less severance and ad valorem taxes, lease royalty payments, and operating expenses in excess of the estimates shown in Exhibit B of the WTU Conveyance. The reserves attributable to the Royalty Interests from the Working Interest Properties were computed by multiplying the net gas reserves of the Working Interest Properties by the ratio of (1) the net revenue received by WTU from the Working Interest Properties to (2) total revenues from the Working Interest Properties after deduction of severance and ad valorem taxes.
     The production forecast for the total proved reserves and future net revenues as of December 31, 2008 attributable to the Underlying Properties and to WTU is shown on Table 1. Forecasts for proved developed reserves and proved undeveloped reserves are shown on Tables 2 and 3, respectively. The proved reserves and future net revenues as of December 31, 2008 attributable to the individual Underlying Properties are shown on the attached one-line summary identified as Table 4.
     The estimated gas reserves for the producing wells were primarily estimated by decline curve analyses. For wells with little production history and for undeveloped wells, estimates of ultimate recovery were based on analogy with other wells similarly situated in the Fruitland Coal reservoir.
     In October 2002, the field rules for the Basin Fruitland Coal Gas Pool in New Mexico were revised to allow an optional second (infill) well on the standard 320-acre spacing unit in certain designated areas of the pool. As of July 2003, the field rules were further modified to allow such infill drilling in all areas of the pool. The Working Interest Properties contain 436 developed infill locations and 48 additional infill locations that are evaluated as containing proved undeveloped reserves. WTU holds a net profits interest that entitles WTU to receive 20 percent of the Infill Net Proceeds. Infill Net Proceeds is determined on an aggregate basis, not on a well-by-well basis. According to WPC, payout for the infill drilling program occurred in 2008. As the infill program continues, WTU’s net proceeds will be reduced by future accumulated capital costs.
     The gas prices and deductions for WTU are based on information provided by WPC. The gas price for the Farmout Properties is $5.240 per MMBtu based on the December 31, 2008 Blanco Hub Index Price. For the Working Interest Properties, the adjusted price of $3.620 per MMBtu was employed as provided in the Gas Purchase Contract. At the time of termination of WTU, which is no later than December 31, 2012, the Trust Agreement requires liquidation of assets. Because the Gas Purchase Contract will not be applicable after December 31, 2012, the gas price for the Working Interest Properties in this analysis reverts to $5.240 per MMBtu, based on the December 31, 2008 Blanco Hub Index Price. These future production and economic calculations are included in order to provide a reasonable estimate of the future value of the assets after or at the point of termination.
     Gathering and transportation charges, taxes, treating, and other costs payable prior to the delivery points were calculated for each well and were deducted from the respective prices in order to determine the net wellhead price used in this evaluation. These deductions were held constant.

Mr. Ron E. Hooper	February 5, 2009
U.S. Trust, Bank of America, Trustee	Page 3
Williams Coal Seam Gas Royalty Trust
     Operating expense estimates were based on expenses incurred during 2008 and were not escalated. Where appropriate, estimated operating expenses, which exceeded the operating expenses in Exhibit B to the Conveyance, were deducted in calculating Net Proceeds and, therefore, reduced the amounts payable to WTU.
     Estimates of future net revenues and discounted future net revenues are not intended and should not be interpreted to represent the fair market value of the estimated reserves.
     In preparation of our estimates, we relied on production histories, accounting and cost data, engineering and geological information supplied by WPC, and data from public records. The ownership interests evaluated herein were provided by WPC and were employed as presented. No independent verification of these interests was made by Miller and Lents, Ltd.
     Capital expenditures to plug and abandon wells are considered to be equal to the salvage values of the wells at the time of abandonment. We did not include any consideration for the future environmental restoration that might be required as such was beyond the scope of our assignment. In our projection of future net revenues, no provisions are made for production prepayments or for the consequences of future production balancing.
     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, and operating and capital costs to vary from those presented in this report. Minor precision inconsistencies in subtotals or totals may exist in the report due to truncation or rounding of aggregated values.
     Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in WTU or WPC or any related company. Our compensation for the required investigations and preparation of this report is not contingent on the results obtained and reported, and we have not performed other work that would affect our objectivity. Production of this report was supervised by an officer of the firm who is a professionally qualified and licensed Professional Engineer in the State of Texas with more than 25 years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.

Very truly yours,

MILLER AND LENTS, LTD.

	By	/s/ STEPHEN M. HAMBURG
SMH/jj		Stephen M. Hamburg
Vice President
Attachments

TABLE 1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
RESERVES AND ECONOMICS AS OF DECEMBER 31, 2008
UNDERLYING PROPERTIES AND TRUST INTERESTS
NON-ESCALATED 12/31/2008 PRICES
TOTAL PROVED RESERVES

	Underlying Properties											Trust Interests
	Natural Gas, MMCF			Revenue	Net Oper Costs, M$			Future Net Revenue, M$		Tax Credits, M$			Future Net Revenue, M$		Tax Credits, M$
			Price	to Net Intr	Oper	Adv&Sev	Future		Disc		Disc	Net		Disc		Disc
Year	Gross	Net	$/Mcf	M$	Expns	Taxes	Capital	Annual	@10%	Annual	@10%	MMCF	Annual	@10%	Annual	@10%

2009	153,854	13,178	3.286	43,301	7,067	4,434	1,694	30,107	28,793			2,676	4,756	4,533
2010	125,715	10,757	3.271	35,191	6,787	3,602	58	24,744	21,502			1,895	3,425	2,961
2011	101,999	8,764	3.255	28,523	6,546	2,920	1,872	17,185	13,572			1,292	2,383	1,870
2012	85,189	7,267	3.246	23,585	6,148	2,420	826	14,192	10,186			849	1,599	1,140
2013	71,867	5,965	3.222	19,219	5,585	1,977	1,361	10,296	6,698			1,631	4,656	2,985
2014	57,985	4,747	3.205	15,212	4,998	1,566	—	8,649	5,135			1,215	3,411	1,982
2015	45,481	3,697	3.177	11,743	4,349	1,210	—	6,184	3,338			898	2,460	1,295
2016	34,878	2,810	3.156	8,867	3,624	913	—	4,330	2,125			662	1,775	847
2017	26,417	2,077	3.154	6,551	2,917	674	—	2,960	1,321			489	1,313	569
2018	19,554	1,491	3.125	4,660	2,207	477	—	1,976	802			345	896	352
2019	13,858	1,025	3.139	3,217	1,605	328	—	1,285	474			231	598	213
2020	9,532	702	3.103	2,178	1,130	220	—	828	278			160	407	132
2021	6,619	497	3.060	1,520	855	152	—	513	156			111	269	79
2022	4,345	323	2.934	947	532	93	—	323	89			81	173	46
2023	2,983	227	2.752	623	354	60	—	209	53			61	115	28
2024	1,966	161	2.701	435	258	42	—	135	31			42	74	16
2025	1,330	110	2.745	301	185	29	—	87	18			27	45	9
2026	945	79	2.530	201	129	19	—	53	10			21	24	4
2027	649	50	1.956	98	58	9	—	30	5			18	16	3
2028	467	39	1.754	68	46	7	—	15	2			14	8	1
AFTER	381	30	3.230	98	78	11	—	9	1			2	3	0

TOTAL	766,013	63,995	3.227	206,539	55,458	21,161	5,810	124,111	94,591			12,721	28,405	19,065

TABLE 2
WILLIAMS COAL SEAM GAS ROYALTY TRUST
RESERVES AND ECONOMICS AS OF DECEMBER 31, 2008
UNDERLYING PROPERTIES AND TRUST INTERESTS
NON-ESCALATED 12/31/2008 PRICES
TOTAL PROVED DEVELOPED RESERVES

	Underlying Properties											Trust Interests
	Natural Gas, MMCF			Revenue	Net Oper Costs, M$			Future Net Revenue, M$		Tax Credits, M$			Future Net Revenue, M$		Tax Credits, M$
			Price	to Net Intr	Oper	Adv&Sev	Future		Disc		Disc	Net		Disc		Disc
Year	Gross	Net	$/Mcf	M$	Expns	Taxes	Capital	Annual	@10%	Annual	@10%	MMCF	Annual	@10%	Annual	@10%

2009	153,051	13,100	3.285	43,037	7,039	4,404	110	31,485	30,092			2,676	4,756	4,533
2010	122,877	10,469	3.271	34,244	6,684	3,497	—	24,063	20,912			1,895	3,425	2,961
2011	98,895	8,405	3.253	27,342	6,393	2,788	210	17,950	14,184			1,292	2,383	1,870
2012	79,546	6,741	3.237	21,818	5,907	2,224	—	13,688	9,833			849	1,599	1,140
2013	62,962	5,299	3.212	17,020	5,261	1,733	—	10,026	6,549			1,631	4,656	2,985
2014	49,682	4,144	3.191	13,226	4,648	1,346	—	7,232	4,294			1,215	3,411	1,982
2015	38,803	3,211	3.159	10,143	4,000	1,032	—	5,111	2,759			898	2,460	1,295
2016	29,519	2,421	3.133	7,586	3,279	771	—	3,536	1,735			649	1,734	828
2017	22,215	1,778	3.131	5,565	2,598	565	—	2,402	1,072			453	1,202	520
2018	16,426	1,280	3.097	3,966	1,950	400	—	1,616	655			321	825	324
2019	11,724	895	3.117	2,791	1,429	280	—	1,082	399			218	557	198
2020	8,230	630	3.087	1,945	1,024	194	—	728	244			154	386	125
2021	6,134	474	3.050	1,445	818	144	—	484	147			110	263	77
2022	4,217	318	2.924	929	524	91	—	315	87			80	172	46
2023	2,940	226	2.750	620	352	60	—	208	52			61	115	28
2024	1,966	161	2.701	435	258	42	—	135	31			42	74	16
2025	1,330	110	2.745	301	185	29	—	87	18			27	45	9
2026	945	79	2.530	201	129	19	—	53	10			21	24	4
2027	649	50	1.956	98	58	9	—	30	5			18	16	3
2028	467	39	1.754	68	46	7	—	15	2			14	8	1
AFTER	381	30	3.230	98	78	11	—	9	1			2	3	0

TOTAL	712,959	59,860	3.222	192,878	52,659	19,647	319	120,253	93,084			12,625	28,115	18,943

TABLE 3
WILLIAMS COAL SEAM GAS ROYALTY TRUST
RESERVES AND ECONOMICS AS OF DECEMBER 31, 2008
UNDERLYING PROPERTIES AND TRUST INTERESTS
NON-ESCALATED 12/31/2008 PRICES
TOTAL PROVED UNDEVELOPED RESERVES

	Underlying Properties											Trust Interests
	Natural Gas, MMCF			Revenue	Net Oper Costs, M$			Future Net Revenue, M$		Tax Credits, M$			Future Net Revenue, M$		Tax Credits, M$
			Price	to Net Intr	Oper	Adv&Sev	Future		Disc		Disc	Net		Disc		Disc
Year	Gross	Net	$/Mcf	M$	Expns	Taxes	Capital	Annual	@10%	Annual	@10%	MMCF	Annual	@10%	Annual	@10%

2009	803	78	3.385	264	28	29	1,584	(1,377)	(1,299)			—	—	—
2010	2,838	288	3.287	948	103	105	58	682	590			—	—	—
2011	3,104	359	3.288	1,181	153	131	1,662	(766)	(611)			—	—	—
2012	5,643	526	3.358	1,767	241	196	826	505	352			—	—	—
2013	8,905	666	3.301	2,199	324	244	1,361	270	150			—	—	—
2014	8,303	603	3.296	1,986	349	220	—	1,417	841			—	—	—
2015	6,678	485	3.296	1,600	349	177	—	1,073	579			—	—	—
2016	5,359	389	3.297	1,281	345	142	—	794	390			13	40	20
2017	4,202	300	3.291	986	319	109	—	558	249			37	110	49
2018	3,128	211	3.294	695	258	77	—	360	146			24	71	29
2019	2,134	130	3.286	427	176	47	—	204	75			13	40	15
2020	1,302	72	3.247	233	106	26	—	101	34			7	20	7
2021	485	23	3.259	74	37	8	—	29	9			2	6	2
2022	128	5	3.510	18	9	2	—	7	2			0	1	0
2023	43	1	3.200	3	2	0	—	1	0			0	0	0
2024	—	—		—	—	—	—	—	—				—	—
2025	—	—		—	—	—	—	—	—				—	—
2026	—	—		—	—	—	—	—	—				—	—
2027	—	—		—	—	—	—	—	—				—	—
2028	—	—		—	—	—	—	—	—				—	—
AFTER	—	—	—	—	—	—	—	—	—			—	—	—

TOTAL	53,054	4,135	3.303	13,661	2,799	1,514	5,491	3,858	1,507			96	290	122